Contact:     Donald S. Hom
             President and Chief Executive Officer
             (973)-694-0330


                 LINCOLN PARK BANCORP ANNOUNCES EARNINGS FOR THE
                           SEPTEMBER 30, 2005 QUARTER

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Lincoln Park, New Jersey, October 31, 2005 - Lincoln Park Bancorp (the
"Company"), the holding company of Lincoln Park Savings Bank (the "Bank"), announced net income of $165,000 for the third quarter ended September 30, 2005, as compared to net income of $28,000 for the third quarter of 2004. The increase in net income of $137,000 or 489.3% was primarily due to an increase in net interest income, a recovery in provision for loan losses, and a decrease in non-interest expense, which were partially offset by an increase in income taxes.

Net interest income increased by $93,000 or 16.0% to $673,000 during the September 30, 2005 quarter, as compared to $580,000 for the three months ended September 30, 2004. The increase in net interest income was primarily due to an increase in interest income of $193,000 that exceeded an increase in interest expense of $99,000.

During the September 30, 2005 quarter, there was a recovery in provision for loan losses of $22,000 compared to a provision for loan losses of $24,000 during the September 30, 2004 quarter. Non-interest expenses decreased by $88,000 to $452,000 for the three months ended September 30, 2005, as compared to $540,000 for the three months ended September 30, 2004.

The decrease in non-interest expenses was due primarily to a decrease in legal expenses. During the September 30, 2004 quarter, legal expenses of $101,000 occurred in connection with the consummation of the charter conversion of the Bank from a New Jersey chartered savings and loan association to a New Jersey chartered mutual savings bank, the resolution of the regulatory concerns raised
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by the Office of Thrift Supervision regarding the Bank's Bank Secrecy Act compliance and a lawsuit filed against the Bank by a depositor challenging the charter conversion. In September 2004, the lawsuit was settled and dismissed with prejudice. Such legal fees did not recur during the September 2005 quarter.

In addition, income taxes increased by $91,000 to $105,000 for the three months ended September 30, 2005, as compared to $14,000 for the three months ended September 30, 2004.

At September 30, 2005, the Company had total assets of $90.9 million and stockholders' equity of $13.3 million. In addition, the Company had net loans of $63.3 million, total deposits of $55.5 million and total borrowings of $21.5 million at September 30, 2005.

Lincoln Park Savings Bank is a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park, New Jersey. The Bank completed its mutual holding company reorganization and the Company consummated its stock offering on December 16, 2004. The Company's common stock is traded on the OTC Bulletin Board under the symbol "LPBC".

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.